EXECUTION COPY
WARRANT PURCHASE AGREEMENT
     This WARRANT PURCHASE AGREEMENT, dated as of March 16, 2010 (this “Agreement”), is made by and between CIT Healthcare LLC, a Delaware limited liability company (the “CIT”), and Tiptree Financial Partners, L.P., a Delaware limited partnership (“Tiptree”).
     WHEREAS, on the date hereof, Tiptree entered into that certain Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”), with Care Investment Trust Inc., a Maryland corporation (“CRE”), for the purchase by Tiptree of Company Common Stock on the terms and conditions set forth therein;
     WHEREAS, capitalized terms used herein but not defined herein shall have the terms ascribed to them in the Purchase Agreement;
     WHEREAS, the Sale Transaction to be consummated by Tiptree and CRE pursuant to the Purchase Agreement is scheduled to close on the Closing Date;
     WHEREAS, pursuant to that certain Management Agreement, dated as of June 27, 2007, as amended by that certain Amendment No.1 to the Management Agreement, dated as of September 30, 2008, as further amended by that certain Amended and Restated Management Agreement, dated as of January 15, 2010 (the “Management Agreement”), CRE retained CIT to manage the business and investment affairs of CRE;
     WHEREAS, pursuant to its managing the business and investment affairs of CRE pursuant to the Management Agreement, CIT acquired a warrant, dated September 30, 2008, to purchase 435,000 shares of Company Common Stock, par value $.001 per share, at an exercise price of $17.00 per share, subject to adjustment, a copy of which warrant is attached hereto as Exhibit A (the “CRE Warrants”); and
     WHEREAS, in connection with the Sale Transaction, Tiptree desires to purchase from CIT, and CIT desires to sell to Tiptree, the CRE Warrants held by CIT upon the terms and subject to the conditions set out in this Agreement.
     NOW THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Subject to Paragraph 3 below, on the Warrant Sale Closing Date, CIT, as the legal and beneficial owner of the CRE Warrants, agrees to sell, assign, transfer and set forth over to Tiptree all of CIT’s right, title and interest of every kind, nature and description in or to the Warrants and Tiptree agrees to purchase the CRE Warrants for $100,000 (the “CRE Warrant Sale”).
     2. The closing of the CRE Warrant Sale (the “Warrant Sale Closing Date”) shall occur following the closing of the Sale Transaction, but no later than one (1) business day following the Closing Date. On the Warrant Sale Closing Date, CIT shall deliver to CRE (with a copy to Tiptree) a fully-executed original Assignment document in the form of Annex II to the

CRE Warrants and Tiptree shall send the purchase price of $100,000 to CIT by wire transfer in immediately available funds pursuant to instructions furnished by CIT.
     3. It shall be a condition to the obligations of either party under Paragraph 1 and 2 above that the Closing of the Sale Transaction occurs in accordance with the terms and conditions of the Purchase Agreement (and, for the avoidance of doubt, Tiptree shall have no obligation to purchase the CRE Warrants, and CIT shall have no obligation to sell the CRE Warrants, if the Closing has not occurred prior to the Outside Date).
     4. CIT represents and warrants as of the date hereof and as of the Warrant Sale Closing Date that:
a.	It is duly organized and validly existing under the law of the jurisdiction of its organization or incorporation and, if relevant under such law, in good standing.
b.	It has the power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and such other documentation and has taken all necessary action to authorize such execution, delivery and performance.
c.	Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its property or any contractual restriction binding on or affecting it or any of its property.
d.	All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
e.	This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
f.	There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.
g.	It owns, and has good and marketable title to, the CRE Warrants being sold hereby, and as of the Warrant Sale Closing Date the CRE Warrants will be free and clear of all liens, claims and encumbrances, and it will not sell, transfer, assign or encumber any of its right, interest and title in the CRE Warrants prior to the sale of the CRE Warrants to Tiptree on the Warrant Sale Closing Date.
     5. Tiptree represents and warrants as of the date hereof and as of the Warrant Sale Closing Date that:
a.	It is duly organized and validly existing under the law of the jurisdiction of its organization or incorporation and, if relevant under such law, in good standing.
b.	It has the power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and such other documentation and has taken all necessary action to authorize such execution, delivery and performance.
c.	Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its property or any contractual restriction binding on or affecting it or any of its property.
d.	All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
e.	This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
f.	There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.
g.	It is purchasing the CRE Warrants for investment purposes only and not with a view to resale or distribution.
     6. Each party will from time to time execute and deliver such further documents and do such other acts as the other party may reasonably request in order to effect the purposes of this Agreement.

     7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument. Executed counterparts may be exchanged by facsimile or by email.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

CIT HEALTHCARE LLC

By:
Name:
Title:

TIPTREE FINANCIAL PARTNERS, L.P.

By:
Name:
Title:
[Signature Page to Warrant Purchase Agreement]

EXHIBIT A
CRE Warrants